Exhibit 99.1

PRESS RELEASE

DATED October 24, 2001

              Worldmodal Sells Stake in NxGen to Former Management

Portland, OR/Internetwire/October 24, 2001 As part of its ongoing reorganization, Worldmodal Network Services (OTCBB: SEED) today announced that it has reached a definitive agreement to transfer its remaining stake in NxGen Networks, Inc. (OTCBB: NXNW) to members of previous management. The spin-off of Worldmodal's NxGen stake is a central part of the company's recently announced reorganization. Worldmodal recently changed its name from Worldmodal Network Services, Inc. as part of its entry into the international VoIP and software market.

As part of the transaction, Douglas B. Spink, Worldmodal's Chairman and CEO, will continue to hold a seat on the board of directors of NxGen for a period of 24 months. NxGen, under new Chairman Anthony Overman, will pursue opportunities in the prepaid telecommunications services market. Previous board members Paul Peterson and David Swainson have stepped down, and in addition to Mr. Overman the board will now be composed of Leonard Overman Jr., Douglas Spink, Fred Suter, Ken Sato and Shane Hayes.

"NxGen has a new lease on life," comments Mr. Spink. "We hope that Mr. Overman can succeed in transforming the company into a viable business now that it has exited the international VoIP sector. Worldmodal will do all we can to help Mr. Overman succeed in this transition, and I personally wish him well."

Worldmodal received a nominal cash payment for its stake in NxGen, and has retained 3 million shares of NXNW stock after the transaction. Additionally, Worldmodal has re-acquired the operating assets of Southernplanet.com, Inc., sold to NxGen in May of this year. Both parties to the transaction have agreed to assist each other during the transitional period.

About Worldmodal Network Services

Worldmodal Network Services has developed an IP-based, ATM-layered softswitch solution that allows international voice carriers to cost effectively provide voice services without sacrificing either call quality or call billing detail. With technical operations in Atlanta, Georgia and headquarters in Portland, Oregon, the company plans to launch its international services in late 2001.

Additionally, the company is developing standards-based technical solutions for CLECs, ILECS, and RBOCs to leverage its VoIP technology into stand-alone software products. By providing a proven, softswitch-based alternative to hardware- and capital-intensive network deployments, Worldmodal's software suite will enable carriers to offer new services and enter new geographic markets without the need for crippinging capital expenditures in today's challenging telephony market.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk anduncertainties, including but not limited to economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices and other factors discussed in the company's various filings with the Securities Exchange Commission.


CONTACT:

Paul R. Peterson
Worldmodal Network Services
519 SW Third Avenue, Suite 805
Portland, OR 97204
Phone: 800.893.8894
Fax: 800.893.8895
Email: info@worldmodal.com
URL: www.worldmodal.com